UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – November 8, 2007

ACE LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	1-11778	98-0091805
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

ACE Global Headquarters

17 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 295-5200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 8, 2007, (i) ACE Limited, ACE Bermuda Insurance Ltd., ACE Tempest Life Reinsurance Ltd. and ACE Tempest Reinsurance Ltd. as Borrowers, entered into a syndicated letter of credit reimbursement agreement (the “replacement LC Agreement”), with the banks named therein, including Wachovia Capital Markets, LLC and Banc of America Securities LLC as joint lead arrangers and joint bookrunners and (ii) ACE Limited, ACE Bermuda Insurance Ltd., ACE Tempest Reinsurance Ltd. and ACE INA Holdings Inc. as Borrowers, entered into a $500,000,000 syndicated credit agreement (the “replacement Credit Agreement”), with the banks named therein, including J.P. Morgan Securities Inc. and Barclays Capital as joint lead arrangers and joint bookrunners.

The replacement LC Agreement permits the issuance of up to $1,000,000,000 of letters of credit on an unsecured basis. The replacement LC Agreement supersedes (i) the $1,000,000,000 unsecured syndicated letter of credit reimbursement agreement and (ii) the secured $500,000,000 syndicated letter of credit reimbursement agreement, both dated July 1, 2005, among ACE Limited, ACE Bermuda Insurance Ltd., ACE Tempest Life Reinsurance Ltd. and ACE Tempest Reinsurance Ltd. as Borrowers, the banks and other lenders named therein including Wachovia Capital Markets, LLC and Banc of America Securities LLC as joint lead arrangers and joint bookrunners.

The replacement Credit Agreement is unsecured and can be used for general corporate purposes and LOC issuance. The replacement Credit Agreement supersedes (i) the $600,000,000 credit agreement dated December 15, 2005 among ACE Limited, ACE Bermuda Insurance Ltd., ACE Tempest Reinsurance Ltd. and ACE INA Holdings Inc. as Borrowers, the banks and other lenders named therein including J.P. Morgan Securities Inc. and Barclays Capital as joint lead arrangers and joint bookrunners and (ii) the $50,000,000 credit agreement dated as of March 31, 2006, which had been renewed through March 2008, among ACE Limited as Borrower and ACE Bermuda Insurance Ltd. and ACE Tempest Reinsurance Ltd. as Guarantors and ING Bank N.V. as lender.

Under the replacement LC Agreement and replacement Credit Agreement (collectively “the Replacement Agreements”), the respective Borrowers pay a utilization fee of 0.24 percent per annum (depending on ratings and usage) plus a commitment fee of 0.06 percent per annum payable on any unutilized portion of the facility. In addition to the foregoing fees, the respective Borrowers pay customary arrangement and administration fees as well as customary administrative charges to the issuer of any letter of credit issued under the Replacement Agreements.

The terms, conditions and covenants of the Replacement Agreements are substantially similar to covenants in other ACE group credit facilities. The Replacement Agreements contain customary covenants, including covenants limiting liens, substantial asset sales and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Replacement Agreements also contain financial covenants that require:

(i) maintenance of a minimum consolidated net worth of not less than $9.570 billion (subject to an annual reset provision) plus 25 percent of cumulative net income from December 31, 2006, plus 50 percent of the net proceeds of any issuance of equity interests subsequent to December 31, 2006; and

(ii) maintenance of a ratio of total debt (excluding trust preferred securities and mezzanine capital to the extent not exceeding 15 percent of total capitalization) to total capitalization of not greater than 0.35 to 1.

In addition, the Replacement Agreements have customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements.

Item 1.02	Termination of a Material Definitive Agreement.

See Item 1.01 above which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Second Amended and Restated Reimbursement Agreement for $1,000,000,000 Unsecured Letter of Credit Facility, dated as of November 8, 2007, among ACE Limited, certain subsidiaries, various lenders and Wachovia Capital Markets, LLC and Banc of America Securities LLC as joint lead arrangers and joint bookrunners.

10.2	Second Amended and Restated Credit Agreement for $500,000,000 dated as of November 8, 2007, among ACE Limited, certain subsidiaries, various lenders and J.P. Morgan Securities Inc. and Barclays Capital as joint lead arrangers and joint bookrunners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/s/ Paul B. Medini
Paul B. Medini
Chief Accounting Officer

DATE: November 14, 2007